Company Contact:                                Investor Relations Contact:
Stuart Turk                                     Geoffrey Eiten
On the Go Healthcare, Inc.                      OTC Financial Network
Tel: 905-760-2987 ext. 300                      Tel: 781-444-6100 ext. 613
geiten@otcfn.com


FOR IMMEDIATE RELEASE:


                        ON THE GO REPORTS RECORD RESULTS
                -Benefits from Profitable Compuquest Subsidiary-

CONCORD, ONTARIO - June 14, 2004, On The Go Healthcare, Inc. (OTC BB: OGHI), a leading manufacturer, marketer and distributor of baby and healthcare products, computer hardware, software and supplies, announced today its unaudited financial results for the three and nine months ended
April 30, 2004.

The Company reported record total revenues of $2,096,782 for the nine months ended April 30, 2004, an increase of more than 3,596% as compared to total revenues of $58,312 for the nine months ended April 30, 2003. The Company reported a net loss of ($770,650) or $(0.02) per share for the nine months ended April 30, 2004 as compared to a net loss of ($133,140) or $(0.00) per share for the nine months ended April 30, 2003. Basic and fully diluted weighted average shares outstanding were 42,972,406 at April 30, 2004 as compared to 30,131,027 shares outstanding at April 30, 2003.

For the third quarter 2004, the Company reported total revenues of $1,027,141 more than 27% higher than the $807,791 reported in the previous quarter. Third quarter 2004 revenues increased more than 4,415% as compared to $23,264 in revenues in the third quarter of 2003. The Company reported a net loss of ($343,023) or $(0.01) per share in the third quarter of 2004 as compared to a net loss of ($84,221) or $(0.00) per share in the third quarter of 2003.

As of April 30, 2004, the Company reported total assets of $1,226,162 with total current assets of $1,005,983 including cash and cash equivalents. As of April 30, 2004, total liabilities were $478,307.

On The Go Healthcare's Chief Executive Officer Stuart Turk stated, "Record increases in our third quarter and nine month revenues validate our claim that our business is very scaleable. While year-over-year revenues jumped by over 3,596%, revenues derived from healthcare and baby products also increased on a sequential basis. Additionally, our May 18, 2004 acquisition of Vital Baby Innovations will begin to add to our top line in the fourth quarter of 2004. We expect growth to continue from all our subsidiaries as our reach increases outside the U.S. and Canada into Europe. Our expanding product line, multiple sales channels, including large national chains, bodes well for our 2004 performance and should enable us to continue our trend of strong top-line improvements."

Turk continued, "We are proud to announce for the three months ended
April 30, 2004, our Compuquest subsidiary has shown a net profit of $3,222. We expect record sales and profitability in our Compuquest subsidiary to continue."

About On the Go Healthcare, Inc.

On the Go Healthcare, Inc. (www.onthegohealthcare.com ) manufactures, markets and distributes a line of baby and toddler products including its new Baby Bath and an ergonomically-designed, cushioned Padded Training Seat that is placed on top of adult toilet seats to help toddlers with potty training. Additionally, On the Go manufactures and markets healthcare products that target home healthcare, medical, rehabilitation and long-term care markets worldwide.

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On the Go Healthcare's wholly-owned subsidiary, Compuquest, is a value-added reseller of computer hardware, software, peripherals, and supplies. Compuquest (www.compuquest.com) services hundreds of clients in the U.S. and Canada, including Fortune 100 corporations, hospitals, government ministries, universities and various firms in banking, insurance, law and accounting. Compuquest recently won the Consumers' Choice Gold Award for Best Business Computer Dealer for eight consecutive years.

On May 18, 2004 On the Go Healthcare acquired a wholly-owned subsidiary, Vital Baby Innovations, the exclusive distributor of the Heinz Baby Basics Feeding Accessories and the right to distribute Sudocrem, the most popular diaper cream in Europe. Vital Baby Innovations (http://www.vitalbaby.ca/) distributes products to more than 3600 retail locations across Canada.

For more information about On the Go Healthcare, visit:
www.onthegohealthcare.com or www.otcfn.com/oghi . To be added to On The Go Healthcare's e-mail list for company news, please send your email address to OGHIIR@cs.com.


This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, economic conditions affecting retailers, distributors and manufacturers; continuing success introducing new products; the Company's ability to finance its planned expansion efforts; the Company's ability to manage its planned growth; continued availability of raw materials for the child and health care lines at reasonable costs; continued ability to obtain hardware, software and peripherals at competitive costs; and changes in regulations affecting the Company's business and such other risks disclosed from time to time in the Company's reports filed with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in management's expectations, except as required by law.

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